                                                                      Exhibit 99



             BRUSH ENGINEERED MATERIALS INC. REPORTS SECOND QUARTER RESULTS IN LINE WITH PREVIOUSLY ANNOUNCED EXPECTATIONS


                              FOR IMMEDIATE RELEASE

         CLEVELAND, Ohio -- July 26, 2001 -- Brush Engineered Materials Inc. (NYSE - BW) today reported second quarter sales of $128.5 million, down 6% from 2000 second quarter sales of $137.2 million and 13% lower than the first quarter 2001 sales. The second quarter 2001 sales represent the first quarter-to-quarter sales decline in two years. Second quarter sales were adversely affected by weakness in the telecommunications and computer markets, the Company's two largest markets comprising approximately 50 percent of total sales. Sales for the first half were $274.0 million, up slightly from sales of $272.6 million in the first half of 2000. Foreign exchange rates negatively impacted sales for the second quarter and first half of 2001 as compared to the same periods in 2000 by $1.6 million and $3.3 million respectively.

         Net income for the second quarter 2001 was $1.3 million or $0.08 per share diluted versus $3.9 million or $0.24 per share diluted for the same period last year. Net income for the first half was $7.5 million or $0.45 per share diluted, up 23% compared to $6.1 million or $0.38 per share diluted for the first half of 2000. Gross margin as a percent of sales decreased from 21.7% in the second quarter of 2000 to 18.4% in the second quarter of 2001 due to lower sales volume and unfavorable currency effect offset partially by favorable pricing. Gross margin as a percent of sales for the first half of 2001 versus 2000 was about flat. Selling, general and administrative (SG&A) expenses as a percent of sales was 14.6% in the second quarter 2001 versus 15.4% for the second quarter 2000. SG&A expense as a percent of sales for the first half of 2001 of 14.7% improved by 1.1% over 2000. The improvement in SG&A as a percent of sales for the quarter and year to date is driven largely by cost reduction actions and lower legal, medical and environmental health and safety expenses.

BUSINESS SEGMENT REPORTING

         The second quarter and first half 2001 operating profit results for each segment include certain corporate and share service allocated expense and other costs and expenses due to the reorganization of the Company's corporate and capital structure approved by shareholders on May 2, 2000 and completed on January 1, 2001. Financial results for each segment have been adjusted for the same periods in 2000 to reflect these changes.


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

                               Metal Systems Group

        The Metal Systems Group consists of Alloy Products, Technical Materials, Inc. (TMI) and Beryllium Products.

        The Metal Systems Group's second quarter sales were $83.4 million, down 12% from 2000 second quarter sales of $95.1 million. Year-to-date sales were $182.0 million versus $186.3 million for the first half of 2000.

        Second quarter operating profit/(loss) for the Metal Systems Group was ($1.6 million) versus $2.7 million for the same period last year. Year-to-date operating profit was $4.9 million, more than double last year's first half operating profit of $2.2 million.

        Alloy Products' second quarter sales of $63.0 million were down 6% from the second quarter of 2000 and were 15% below first quarter 2001 sales. The first six months sales were flat as compared to the first half of 2000. Alloy strip sales, which comprises a third of total sales of the Company and approximately two-thirds of Alloy Product sales, experienced significant order cancellations and a drop off in demand from the telecommunications and computer markets during the second quarter. As the demand slowed in the second quarter, production was adjusted throughout the strip supply chain to manage inventory and control cost. It is anticipated that this softness in demand will continue at least through the third quarter of 2001. In addition, a more extensive plant maintenance shutdown will be taken during the third quarter. Alloy bulk product sales increased 2% in the second quarter 2001 over second quarter 2000 while year-to-date sales increased by 7% over the same period last year. Alloy bulk products is beginning to experience some softness in the undersea telecommunications market while the plastic tooling and welding markets have been soft for most of the year.

        TMI's second quarter sales of $12.6 million and first half sales of $33.1 million were down 45% and 21% respectively from the same periods last year. This significant decline is due to weak demand in the telecommunication and computer/datacom markets. TMI has taken cost reduction actions commensurate with the sales decline and is operating at a profit.

        Beryllium Products' second quarter sales of $7.8 million were up 47% and first half sales of $14.7 million were up 39% over the same periods last year. This sales growth has been driven primarily by increased demand for aerospace and defense product applications.





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


MICROELECTRONICS GROUP

         The Microelectronics Group includes Williams Advanced Materials Inc.
(WAM), and Electronic Products. (Electronic Products includes Zentrix Technologies Inc. and Brush Ceramic Products Inc.)

         The Microelectronics Group's sales were $42.3 million for the second quarter and $89.2 million year-to-date, which represents an increase of 1% and 7% respectively over the same period last year. Operating profit was $0.9 million for the second quarter versus $2.7 million for the second quarter of 2000 and $3.3 million for the first six months versus $4.8 million for the same period last year.

         WAM's second quarter sales of $32.7 million increased 5% over the second quarter 2000 and year-to-date sales of $68.0 million grew 8% over the same period last year. The sales growth was fueled by strong demand from the wireless/photonic microelectronics markets. During the second quarter, WAM acquired certain assets used in the production of frame lid assemblies from a competitor who has withdrawn from this market. It is anticipated that this added capacity will increase WAM's future sales of frame lid assemblies. WAM is experiencing overall record growth and expects demand to be strong through the remainder of 2001.

         Electronic Products' second quarter sales of $9.6 million were down 9% from the second quarter of 2000. Sales of $21.2 million for the first half were up 4% over the same period last year. Electronic Products experienced softness from the wireless telecommunications market during the second quarter of 2001. This softness was partially offset by demand for thick film circuit products.

Outlook

         The significant decline in the telecommunications and computer markets continues to affect the performance of Alloy Products, Technical Materials Inc. and the Electronic Products businesses. In addition, some of the Company's customers are in the process of taking extended operational maintenance shutdowns due to the slowdown in these markets. Brush Engineered Materials expects that third quarter sales will be 5% less than second quarter sales. Actions continue to be taken to mitigate the impact of the lower sales on earnings. The actions include manufacturing cost reductions, capital expenditure deferrals and a reduction in overhead spending. Therefore, third quarter earnings are expected to be similar to the second quarter. However, there is a potential for a downside in the quarter depending on future order rates.


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

Chairman's Comments

         Commenting on the results, Gordon D. Harnett, Chairman, and Chief Executive Officer, said, "Although we are disappointed by this continued economic weakness and the impact it is having on our business, the steps we are taking to mitigate this short-term situation will also help deliver sustainable bottom line benefits in the future as the economy and our markets do rebound. Given the performance leverage we saw in the first quarter of 2001, I am convinced that we are well positioned to take advantage of an economic upturn, which many now expect to occur in 2002 rather than 2001."

Forward-looking Statements

         Any forward-looking statements in this announcement, including those in the Outlook Section, are based on current expectations. The Company's performance may differ materially from that contemplated by the forward-looking statements as a result of a variety of factors, including the global and domestic economy, fluctuations in customer demand, manufacturing yields and operating performances at the Company's various facilities, changes in product mix, financial condition of customers, the timely and successful completion of pending capital expansions, tax rates, exchange rates, energy costs and other matters referred to in the Company's Securities and Exchange Commission filings.

        Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with Beryllium Products, Alloy Products, Electronic Products, Precious Metal Products, and Engineered Material Systems.



FOR FURTHER INFORMATION, PLEASE CONTACT:

INVESTORS:                                              MEDIA:
----------                                              ------

Michael C. Hasychak                           Patrick S. Carpenter
Brush Engineered Materials Inc.               Brush Engineered Materials Inc.
17876 St. Clair Ave.                          17876 St. Clair Ave.
Cleveland, OH  44110                          Cleveland, OH 44110
216/383-6823                                  216/383-6835

http://www.BEMinc.com




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

                         BRUSH ENGINEERED MATERIALS INC.

                               DIGEST OF EARNINGS

                                  JUNE 29, 2001

                                                     2001               2000
                                                 ------------       ------------
Second Quarter

   Net Sales                                     $128,457,000       $137,182,000


   Net Income                                      $1,275,000         $3,898,000


   Share Earnings  - Basic                              $0.08              $0.24

   Average Shares - Basic                          16,508,248         16,224,638

   Share Earnings  - Diluted                            $0.08              $0.24

   Average Shares - Diluted                        16,690,938         16,358,128


Year-to-date

   Net Sales                                     $273,980,000       $272,606,000


   Net Income                                      $7,481,000         $6,147,000


   Share Earnings  - Basic                              $0.45              $0.38

   Average Shares - Basic                          16,487,575         16,215,338

   Share Earnings  - Diluted                            $0.45              $0.38

   Average Shares - Diluted                        16,683,572         16,336,023



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


CONSOLIDATED BALANCE SHEETS

                                                         June 29,       Dec. 31,
(Dollars in thousands)                                     2001          2000
--------------------------------------------------------------------------------
Assets
Current Assets
   Cash and cash equivalents                               $4,562         $4,314
   Accounts receivable                                     88,906         92,334
   Inventories                                            129,673        115,643
   Prepaid expenses                                         7,554          8,525
   Deferred income taxes                                   32,495         29,263
                                                         --------       --------
        Total Current Assets                              263,190        250,079

Other Assets                                               32,282         31,967

Property, Plant and Equipment                             464,328        449,697
   Less allowances for depreciation,
     depletion and impairment                             289,140        279,237
                                                         --------       --------
                                                          175,188        170,460
                                                         --------       --------
                                                         $470,660       $452,506
                                                         ========       ========

Liabilities and Shareholders' Equity
Current Liabilities
   Short-term debt                                        $32,470        $25,435
   Accounts payable                                        27,037         34,714
   Other liabilities and accrued
     items                                                 36,577         39,021
   Dividends payable                                        1,993          1,987
   Income taxes                                             9,593          5,535
                                                         --------       --------
        Total Current Liabilities                         107,670        106,692

Other Long-Term Liabilities                                19,160         15,878
Retirement and Post-employment Benefits                    39,698         39,576
Long-term Debt                                             51,305         43,305

Deferred Income Taxes                                      18,525         17,148

Shareholders' Equity                                      234,302        229,907
                                                         --------       --------
                                                         $470,660       $452,506
                                                         ========       ========




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


CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                             Second Quarter Ended         First Half Ended
(Dollars in thousands except share           June 29,     June 30,      June 29,     June 30,
and per share amounts)                        2001          2000          2001          2000
------------------------------------------------------------------------------------------------
Net sales                                  $   128,457   $   137,182   $   273,980   $   272,606
     Cost of sales                             104,881       107,474       216,369       214,604
                                           -----------   -----------   -----------   -----------
Gross Margin                                    23,576        29,708        57,611        58,002
     Selling, general and administrative
      expenses                                  18,770        21,147        40,276        42,964
     Research and development
      expenses                                   1,867         1,686         3,559         3,700
     Other-net                                     226           110         1,028           338
                                           -----------   -----------   -----------   -----------
Operating Profit                                 2,713         6,765        12,748        11,000
     Interest expense                              852         1,061         1,827         2,181
                                           -----------   -----------   -----------   -----------
Income before income taxes                       1,861         5,704        10,921         8,819

     Income taxes                                  586         1,806         3,440         2,672
                                           -----------   -----------   -----------   -----------
Net Income                                 $     1,275   $     3,898   $     7,481   $     6,147
                                           ===========   ===========   ===========   ===========

Per Share of Common Stock:    Basic        $      0.08   $      0.24   $      0.45   $      0.38

Weighted average number
     of common shares outstanding           16,508,248    16,224,638    16,487,575    16,215,338

Per Share of Common Stock:    Diluted      $      0.08   $      0.24   $      0.45   $      0.38

Weighted average number
     of common shares outstanding           16,690,938    16,358,128    16,683,572    16,336,023

Cash dividends per common share            $      0.12   $      0.12   $      0.24   $      0.24


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


CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              FIRST HALF ENDED
                                                                             JUNE 29,     JUNE 30,
(Dollars in thousands)                                                         2001        2000
---------------------------------------------------------------------------------------------------
NET INCOME                                                                   $  7,481    $  6,147
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  PROVIDED FROM OPERATING ACTIVITIES:
  Depreciation, depletion and amortization                                     11,018      12,248
  Decrease (Increase) in accounts receivable                                    1,984     (17,708)
  Decrease (Increase) in inventory                                            (14,959)      3,257
  Decrease (Increase) in prepaid and other current assets                        (116)        412
  Increase (Decrease) in accounts payable and accrued expenses                 (9,987)      9,012
  Increase (Decrease) in interest and taxes payable                             3,078       1,270
  Increase (Decrease) in deferred income taxes                                   (135)       (119)
  Increase (Decrease) in other long-term liabilities                            2,691       2,006
  Other - net                                                                     746         548
                                                                             --------    --------
                               NET CASH PROVIDED FROM OPERATING ACTIVITIES      1,801      17,073

Cash Flows from Investing Activities:
  Payments for purchase of property, plant and equipment                      (15,559)     (6,415)
  Payments for mine development                                                  (281)       (138)
                                                                             --------    --------
                     NET CASH PROVIDED FROM (USED IN) INVESTING ACTIVITIES    (15,840)     (6,553)

Cash Flows from Financing Activities:
  Proceeds from issuance/ (repayment of) short-term debt                        8,437      (7,460)
  Proceeds from issuance of  long-term debt                                    15,500      18,000
  Repayment of long-term debt                                                  (7,500)    (12,000)
  Issuance of Common Stock under stock option plans                             1,753         384
  Payments of dividends                                                        (3,974)     (3,919)
                                                                             --------    --------
                   NET CASH PROVIDED FROM (USED IN) FINANCING ACTIVITIES       14,216      (4,995)
Effects of Exchange Rate Changes                                                   71        (166)
                                                                             --------    --------
                                 NET CHANGE IN CASH AND CASH EQUIVALENTS          248       5,359
                        CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD        4,314          99
                                                                             --------    --------
                              CASH AND CASH EQUIVALENTS AT END OF PERIOD        4,562       5,458
                                                                             ========    ========



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

SEGMENT REPORTING

As a result of the recent corporate restructuring, the Company changed how costs flowed between its businesses. Certain costs that were previously included in the "All Other" column in the segment disclosures are being charged to Metal Systems and Microelectronics beginning in the first quarter 2001. Beginning in 2001, the "All Other" column includes the operating results of BEM Services Inc. and Brush Resources Inc., two wholly-owned subsidiaries of the Company, as well as the parent company's operating expenses. BEM Services charges a management fee for the services provided to the other businesses within the Company on a cost-plus basis. Brush Resources may sell beryllium hydroxide, produced from its mine and extraction mill in Utah, to outside customers and to businesses within the Metal Systems Group. Segment results from the prior year have been restated to reflect these changes on a pro forma basis.

                                              METAL          MICRO-         TOTAL           ALL
                                             SYSTEMS      ELECTRONICS      SEGMENTS        OTHER          TOTAL
                                            ---------      ---------      ---------      ---------      ---------
(DOLLARS IN THOUSANDS)
SECOND QUARTER 2001
---------------------------------------
Revenues from external customers            $  83,402      $  42,301      $ 125,703      $   2,754      $ 128,457

Intersegment revenues                             352            472            824          5,539          6,363

Profit (loss) before interest and taxes        (1,614)           921           (693)         3,406          2,713


SECOND QUARTER 2000
---------------------------------------
Revenues from external customers            $  95,088      $  41,818      $ 136,906      $     276      $ 137,182

Intersegment revenues                           1,023            240          1,263          5,766          7,029

Profit (loss) before interest and taxes         2,683          2,659          5,342          1,423          6,765

FIRST SIX MONTHS 2001
---------------------------------------
Revenues from external customers            $ 182,030      $  89,196      $ 271,226      $   2,754      $ 273,980

Intersegment revenues                          (1,938)        (1,301)        (3,239)       (10,386)       (13,625)

Profit (loss) before interest and taxes         4,946          3,340          8,286          4,461         12,747


FIRST SIX MONTHS 2000
---------------------------------------
Revenues from external customers            $ 186,263      $  83,425      $ 269,688      $   2,918      $ 272,606

Intersegment revenues                           2,578            526          3,104         11,033         14,137

Profit (loss) before interest and taxes         2,245          4,801          7,046          3,954         11,000



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